AMENDMENT TO THE BANKBOSTON CORPORATION
1997 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
(EFFECTIVE AS OF OCTOBER 16, 2001))

          The third and fourth sentences of Section 6(b) of the Plan are hereby amended to read in their entirety as follows:

For purposes of the Plan, "Fair Market Value," in the case of a Share on a particular day, means the volume weighted average price of a Share of Common Stock for that day, as reported by Bloomberg, Inc. as of 4:00 p.m. Eastern Time on that day (or at the close of trading on the New York Stock Exchange, if earlier) or, if Bloomberg, Inc. does not report a volume weighted average price of the Common Stock for that day, for the last preceding day on which such the volume weighted average price of the Common Stock is so reported. If Bloomberg, Inc. or any successor of Bloomberg, Inc. ceases to report volume weighted average prices, the Committee shall adopt another appropriate method of determining Fair Market Value.